Exhibit 99.1

NEWS RELEASE
ENSCO INTERNATIONAL INCORPORATED

500 North Akard • Suite 4300 • Dallas, Texas 75201-3331 Tel: (214) 397-3000 • Fax: (214) 397-3370 • Web Site: www.enscous.com

ENSCO International Finalizes Term Drilling Contract with Cobalt International Energy, L.P. for Ultra-Deepwater Semisubmersible Rig

Dallas, Texas, May 5, 2008 ... ENSCO International Incorporated (NYSE: ESV) reported that one of its subsidiaries has finalized a drilling contract with Cobalt International Energy, L.P. (Cobalt) for ENSCO 8503, an ultra-deepwater semisubmersible rig currently under construction. The drilling contract calls for operations in the Gulf of Mexico on a two-year primary term that can be extended to a three or four year term by Cobalt.

The aggregate day rate revenue for the base two-year contract term is expected to be approximately $372 million. The base operating rate is $510,000 per day, and the day rate will be subject to adjustment for variances in operating costs from January 2008 levels. ENSCO will be reimbursed for rig mobilization to the Gulf of Mexico and any special equipment upgrades requested by Cobalt. Delivery of ENSCO 8503 to Cobalt is currently anticipated in late 2010 or early 2011.

ENSCO 8503 is the Company's fourth ENSCO 8500 Series® ultra-deepwater semisubmersible rig currently under construction, and will be part of the Company's six-rig deepwater fleet that includes the ENSCO 7500 deepwater semisubmersible rig that has been in service since 2000. Four of the 8500 Series rigs are under construction by the Keppel FELS Limited Shipyard in Singapore and are now contracted to customers for term work commencing upon delivery. The Company recently announced Board approval for construction of an additional new rig to be known as ENSCO 8504 and marketing of this rig is underway.

Daniel W. Rabun, ENSCO's Chairman, President and Chief Executive Officer, commented: "We are pleased that Cobalt International has selected ENSCO for its deepwater drilling program in the Gulf of Mexico. This demonstrates confidence in our ability to provide first-class rig crews, superior service and safe operations, and recognizes that the ENSCO 8500 Series® rig design offers a cost-effective deepwater drilling solution to efficiently address Cobalt's drilling requirements."

Joseph H. Bryant, Cobalt's Chairman and Chief Executive Officer, commented: "Securing ENSCO 8503 provides Cobalt with the latest drilling technology to prove the prospectivity of our substantial acreage position in one of the most prolific exploration basins in the world. Cobalt looks forward to working with ENSCO to rapidly execute a safe yet focused drilling program across our Gulf of Mexico portfolio."

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Statements contained in this news release that state the Company's or management's intentions, hopes, beliefs, expectations, anticipations, projections or predictions of the future are forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include references to the expected rig delivery and commencement of operations for ENSCO 8503 and the expected contract revenues. It is important to note that the Company's actual results could differ materially from those projected in such forward-looking statements. The factors that could cause actual results to differ materially from those in the forward-looking statements include the following: (i) delay in the anticipated ENSCO 8503 delivery date, (ii) general rig construction, engineering and design risks, (iii) risks of commissioning and delivery acceptance, (iv) risks associated with shipbuilding in foreign jurisdictions, (v) force majeure events, (vi) renegotiation, nullification, or breach of contracts, and (vii) other risks described from time to time as Risk Factors and otherwise in the Company's SEC filings. Copies of such SEC filings may be obtained at no charge by contacting our investor relations department at 214-397-3045 or by referring to the investor relations section of our website at http://www.enscous.com.

All information in this press release is as of May 5, 2008. The Company undertakes no duty to update any forward-looking statement, to conform the statement to actual results, or reflect changes in the Company's expectations.

ENSCO, headquartered in Dallas, Texas, owns and operates a modern fleet of offshore drilling rigs servicing the petroleum industry on a global basis.

ENSCO Contact: Richard LeBlanc (214) 397-3011

Cobalt International Energy, L.P. is a private exploration and production company focused on the deep water Gulf of Mexico and West Africa. Cobalt currently holds a working interest in 144 leases in the Gulf of Mexico and in the Diaba License, offshore Gabon. Cobalt is headquartered in Houston Texas.

Cobalt Contact: Rich Smith (713) 579-9141

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